Exhibit 23.4


                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion and the incorporation by reference in this registration statement on Form S-4 of our reports dated October 24, 1996, on our audits of the consolidated financial statements of Marcam Corporation as of September 30, 1996 and 1995, and for the years ended September 30, 1996 and 1995, which reports are included herein and in the Annual Report on Form 10-K of Marcam Corporation for the year ended September 30, 1996. We also consent to the references to our firm under the captions "Experts" and "Marcam Selected Consolidated Financial Data."




                                        COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
June 13, 1997